Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Friday, August 10, 2007
LAKES ENTERTAINMENT, INC. ANNOUNCES
RESULTS FOR SECOND QUARTER 2007
MINNEAPOLIS, August 10, 2007 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the second quarter ended July 1, 2007. Revenue for the quarter totaled $8.1 million compared to $11.2 million for the second quarter ended July 2, 2006. Earnings from operations were $1.6 million for the current year quarter compared to earnings from operations of $15.7 million for the prior year comparable period. Net earnings available to common shareholders for the second quarter of 2007 were $6.6 million, and basic and diluted earnings available to common shareholders were $0.28 per share and $0.25 per share, respectively. This compares with net earnings available to common shareholders of $3.2 million, and basic and diluted earnings available to common shareholders of $0.14 per share and $0.13 per share, respectively, in the second quarter of 2006.
During the second quarter of 2007, net earnings available to common shareholders were reduced by approximately $1.4 million, resulting from a previously announced amendment to the exercise price of a common stock purchase warrant. As a result of the amendment, the warrant holder purchased the remaining shares underlying the warrant and paid the aggregate exercise price of approximately $7.5 million to Lakes.
Revenues for both years were derived primarily from television license fees related to the World Poker Tour (“WPT”) television series of Lakes’ majority-owned subsidiary, WPT Enterprises, Inc. (“WPTE”). The decrease in revenues during the second quarter of 2007 compared to the second quarter of 2006 was primarily a result of the delivery of nine episodes of the Professional Poker Tour (“PPT”) television series in the second quarter of 2006 versus the delivery of no episodes of the PPT in the 2007 period and the delivery of nine episodes of Season Five of the WPT television series in the second quarter of 2007 versus the delivery of 10 episodes of Season Four of the WPT television series in the 2006 period.

During the second quarter of 2007, casino management fees were approximately $0.4 million, compared to casino management fees of approximately $0.2 million in the second quarter of 2006.
Net realized and unrealized gains on notes receivable were $8.9 million and $17.6 million for the second quarter of 2007 and the second quarter of 2006, respectively. The net realized and unrealized gains in the second quarter of 2007 related to the Company’s notes receivable from the Shingle Springs Band of Miwok Indians (“Shingle Springs Tribe”) and the Jamul Indian Village which are adjusted to estimated fair value based upon the current status of the related tribal casino projects.
The $8.9 million in unrealized gains recognized in the second quarter of 2007 were primarily related to favorable events occurring related to the casino project with the Shingle Springs Tribe which increased the fair value of the notes receivable from the Shingle Springs Tribe. As previously announced, during June of 2007, an affiliate of the Shingle Springs Tribe closed on a $450 million senior note financing to fund the Foothill Oaks Casino project in Shingle Springs, California and construction on the project began during the second quarter of 2007.
During the second quarter of 2006, the net realized and unrealized gains of $17.6 million related primarily to the increased fair value of the Company’s notes receivable related to the casino development project with the Pokagon Band of Potawatomi Indians (“Pokagon Band”), due primarily to favorable events occurring during that quarter.
Selling, general and administrative expenses were $10.0 million during the second quarter of 2007 compared to $8.8 million in the second quarter of 2006. The increase primarily related to additional headcount and development costs associated with WPTE’s online gaming efforts.
Included in costs and expenses for the second quarter of 2007 is a $2.3 million write-off of online gaming assets, which resulted from WPTE ceasing internal development of its previously planned stand-alone online gaming platform after entering into an agreement with CrypotoLogic in late April 2007 to re-launch WPTE’s online gaming site on the Cryptologic platform.

Other income for the second quarter of 2007 was $5.5 million compared to other expense of $7.7 million for the second quarter of 2006. Immediately following the closing of the financing for the project with the Shingle Springs Tribe as discussed above, Lakes was repaid approximately $17.2 million by the Shingle Springs Tribe for land Lakes had previously purchased on behalf of the Shingle Springs Tribe, and for certain construction advances and certain accrued interest. As a result, Lakes recognized interest income of approximately $4.9 million during the second quarter of 2007. Other expense during the second quarter of 2006 related primarily to a loss on extinguishment of debt of $6.8 million related to the payoff of a financing facility during June of 2006.
The provision for income taxes was $0.3 million for the second quarter of 2007 and $3.8 million for the second quarter of 2006. The provision in both quarters related primarily to previously announced tax audit matters.
Tim Cope, President and Chief Financial Officer of Lakes, stated, “The second quarter of 2007 was very positive for Lakes. Significant progress was made for the Shingle Springs Tribe when financing was completed and we are very pleased that construction on this project is now underway.” Mr. Cope continued, “We are very excited about the recent grand opening of the Pokagon Band’s Four Winds Casino Resort in New Buffalo, Michigan. Operations are underway and we look forward to continuing our partnership with the Pokagon Band as we manage this outstanding project which includes 130,000 square feet of gaming space, six restaurants, a hotel, retail outlets, a supervised childcare facility and other amenities.”
Lyle Berman, Chief Executive Officer of Lakes, stated, “In addition to managing the recently opened Four Winds Casino Resort and the Iowa Tribe of Oklahoma’s existing Cimarron Casino in Oklahoma, we continue to move forward with all of our casino development projects and look forward to successfully opening each of them.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour® television series, the operation of an online gaming website, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; continued contracts with the Pawnee Nation as a result of the change in its business council membership; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a current source of revenue and GSN as a future source of revenue, and the risk that GSN will not exercise its options to air seasons of the WPT series beyond Season Six; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	July 1, 2007
	(Unaudited)	December 31, 2006

Assets
Current assets:
Cash and cash equivalents (balances include $1.5 million and $8.4 million of WPT Enterprises, Inc. cash)	$18,629	$9,759
Restricted cash	—	12,738
Investments in marketable securities (balances include $33.0 million and $31.3 million of WPT Enterprises, Inc. short-term investments)	56,612	59,863
Accounts receivable	3,350	2,963
Other current assets	1,984	2,706

Total current assets	80,575	88,029

Property and equipment, net	16,877	17,460

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	78,566	164,308
Land held for development	8,121	16,790
Intangible assets	57,349	54,279
Other	5,244	8,450

Total long-term assets related to Indian casino projects	149,280	243,827

Other assets:
Restricted cash	347	453
Investments	2,923	2,923
Deferred tax asset	6,354	6,248
Debt issuance costs	—	1,972
Other long-term assets	201	264

Total other assets	9,825	11,860

Total assets	$256,557	$361,176

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,392	$5,345
Income taxes payable	16,301	14,593
Accrued payroll and related costs	2,003	2,480
Deferred revenue	2,557	4,740
Accrued interest	—	312
Other accrued expenses	1,635	1,879

Total current liabilities	24,888	29,349

Long-term debt, other, net of unamortized discount of $0.9 million at December 31, 2006	—	104,471

Total liabilities	24,888	133,820

Commitments and contingencies

Minority interest in subsidiary	15,207	16,764

Shareholders’ equity:
Series A preferred stock, $.01 par value; authorized 7,500 shares; 4,458 issued and outstanding at July 1, 2007 and December 31, 2006, respectively	45	45
Common stock, $.01 par value; authorized 200,000 shares; 24,356 and 22,949 issued and outstanding at July 1, 2007, and December 31, 2006, respectively	244	229
Additional paid-in capital	188,824	176,419
Retained earnings	27,398	34,357
Accumulated other comprehensive loss	(49)	(458)

Total shareholders’ equity	216,462	210,592

Total liabilities and shareholders’ equity	$256,557	$361,176

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006

Revenues:
License fee income	$6,072	$8,750	$9,839	$13,426
Host fees, sponsorship, online gaming and other	1,671	2,305	2,425	4,094
Management, consulting and development fees	386	165	835	330

Total revenues	8,129	11,220	13,099	17,850

Costs and expenses:
Selling, general and administrative	9,966	8,833	19,721	18,015
Production costs	3,087	4,176	5,239	6,596
Loss on abandonment of online gaming assets	2,270	—	2,270	—
Net impairment losses	—	—	331	—
Depreciation and amortization	191	139	386	272

Total costs and expenses	15,514	13,148	27,947	24,883

Net realized and unrealized gains on notes receivable	8,939	17,647	9,104	33,123

Earnings (loss) from operations	1,554	15,719	(5,744)	26,090

Other income (expense):
Interest income	5,495	657	6,633	1,090
Interest expense, related party	—	—	—	(137)
Interest expense, other	—	(1,303)	(2,588)	(1,834)
Amortization of debt issuance costs	—	(176)	(95)	(312)
Loss on extinguishment of debt	—	(6,821)	(3,830)	(6,821)
Gain on sale of investment	—	—	—	5,675
Other	22	(10)	28	76

Total other income (expense), net	5,517	(7,653)	148	(2,263)

Earnings (loss) before income taxes and minority interest in net (earnings) loss of subsidiary	7,071	8,066	(5,596)	23,827
Income taxes	348	3,837	656	6,547

Earnings (loss) before minority interest in net (earnings) loss of subsidiary	6,723	4,229	(6,252)	17,280
Minority interest in net (earnings) loss of subsidiary	1,295	(981)	2,176	(2,348)

Net earnings (loss)	8,018	3,248	(4,076)	14,932

Stock warrant inducement discount	1,444	—	1,444	—

Net earnings (loss) available to common shareholders	6,574	3,248	(5,520)	14,932

Earnings (loss) available to common shareholders per share — basic	$0.28	$0.14	($0.24)	$0.66

Earnings (loss) available to common shareholders per share — diluted	$0.25	$0.13	($0.24)	$0.61

Weighted-average common shares outstanding — basic	23,829	22,875	23,427	22,642

Dilutive effect of common stock equivalents	2,077	2,041	—	1,862

Weighted-average common shares outstanding — diluted	25,906	24,916	23,427	24,504